UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2010

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas  77042
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 499-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2010, U.S. Concrete, Inc. (the “Company”) entered into a Commitment Letter (the “Commitment Letter”) among the Company, JPMorgan Securities Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC (collectively, the “Commitment Parties”) pursuant to which the Commitment Parties have committed to provide 100% of a $75,000,000 senior secured asset based revolving credit facility (the “Facility”), subject to the satisfaction or waiver of the conditions set forth in the Commitment Letter.

As disclosed in our Current Report on Form 8-K filed April 29, 2010, the Company and its affiliated debtors and debtors-in-possession (the “Debtors”) are each subject to a voluntary case (the “Cases”) under chapter 11 of title 11 of the United States Code, in the United States Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware.  The Debtors will be reorganized pursuant to a joint plan of reorganization, dated as of June 2, 2010 (the “Plan”).

The terms of the Facility will be on terms set forth in the Commitment Letter.  Each Commitment Party’s commitment is subject to, among other things, (1) since May 31, 2010, there not occurring or becoming known to such Commitment Party any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Company and its subsidiaries, taken as a whole; (2) such Commitment Party not becoming aware after the date of the Commitment Letter of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Company’s projections) affecting the Company or its subsidiaries that is inconsistent in a material and adverse manner with any such information or other matter disclosed (taken as a whole) to such Commitment Party prior to July 27, 2010 or would materially impair the syndication of the Facility; (3) the Commitment Parties’ satisfaction with, and the approval by the Bankruptcy Court, as necessary, of (a) the Facility and the transactions contemplated thereby (including the repayment in full of the obligations outstanding under the Company’s existing Revolving Credit, Term Loan and Guarantee Agreement (as amended, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), dated as of May 3, 2010 among the Company, as borrower, certain domestic subsidiaries of the Company, as guarantors, the lenders and issuers party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent,  and all definitive documentation in connection therewith, (b) all actions to be taken, undertakings to be made, obligations to be incurred by the Company and all liens to be granted by the Company in connection with the Facility (all such approvals to be evidenced by the entry of one or more orders of the Bankruptcy Court reasonably satisfactory in form and substance to the Commitment Parties), which orders shall, among other things, approve the payment by the Company of all of the fees required in connection with the Facility and (c) the Plan; (4) the closing of the Facility on or before September 27, 2010; (5) the closing of $50 million of convertible secured notes (the “Notes”) (as disclosed in our Current Report on Form 8-K filed July 20, 2010), before, or concurrently with, the closing of the Facility, (6) minimum availability under the Facility after giving effect to the loans funded and letters of credit issued on the closing date of the Facility (the “Closing Date”) of $25,000,000, (7) delivery by the Company of reasonably satisfactory appraisals and field examinations, (8) there not having occurred any default or event of default, (9) the truth and accuracy in all material respects of representations and warranties,  and  (9)  other customary closing conditions, including without limitation, executed definitive documentation, legal opinions and other closing documents reasonably satisfactory to the Commitment Parties, the payment of fees and expenses, the receipt of all necessary government and material third party approvals, financial statements and projections and no material litigation.

Up to $30 million of the Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Facility.  Advances under the Facility are limited by a borrowing base of (a) 85% of eligible accounts receivable plus (b) the lesser of (i) 85% of the appraised net orderly liquidation value of eligible inventory and (ii) 50% of the eligible inventory  plus (c) the lesser of (i) $15,000,000 and (ii) 85% of the appraised net orderly liquidation value of eligible trucks plus (d) the difference between (i) 80% of the cost of eligible trucks and (ii) a percentage (to be mutually determined) of the depreciation applicable to eligible trucks minus (e) such customary reserves as JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) may establish from time to time in its permitted discretion.  In addition, prior to the delivery of financial statements for the fiscal quarter ended September 30, 2011, there will be an availability reserve (the “Availability Reserve”) of $15,000,000 and after such date, unless the fixed charge coverage ratio for any trailing twelve month period is greater than or equal to 1.00:1.00, there will be an Availability Reserve of $15,000,000, to be increased monthly by $1,000,000 up to a maximum of $20,000,000.

Proceeds of the loans shall be used (i) for operating expenses, working capital and other general corporate purposes of the Company and its subsidiaries, (ii) to pay transaction costs, fees and expenses in connection with the Facility, the Plan and the transactions contemplated thereby and (iii) on the Closing Date, to repay in full the obligations outstanding under the DIP Credit Agreement.

At the Company’s option, loans may be maintained from time to time at the Eurodollar-based rate (“LIBOR”) or the applicable domestic rate (“CB Floating Rate”) which shall be the greater of (x) the interest rate per annum publicly announced from time to time by the Administrative Agent as its prime rate and (y) the interest rate per annum equal to the sum of 1.0% per annum plus the adjusted LIBOR rate for a one month interest period. The applicable margin on loans is 2.75% in the case of loans bearing interest at the CB Floating Rate and 3.75% in the case of loans bearing interest at the LIBOR rate. Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR loans, a fronting fee equal to 0.20% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit.  The Company also will pay a commitment fee on undrawn amounts under the Facility in an amount equal to 0.75% per annum.  Upon any event of default, at the direction of the required lenders under the Facility, all outstanding loans and the amount of all other obligations owing under the Facility will bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations.

The Facility will mature four years after the Closing Date (the “Maturity Date”).  Loans are due and payable in full on the Maturity Date.  Outstanding borrowings under the Facility are prepayable, and the commitments under the Facility may be permanently reduced, without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness and certain equity issuances and (ii) certain non-ordinary course asset sales or other dispositions (including as a result of casualty or condemnation), with customary reinvestment provisions for asset sales, casualty and condemnation.  Mandatory prepayments are applied to repay outstanding loans without a corresponding permanent reduction in commitments under the Facility.

The definitive documentation governing the Facility will require the Company and its subsidiaries to comply with customary affirmative and negative covenants.  In addition, beginning with the fiscal month in which the Availability Reserve is eliminated and with respect to each fiscal month thereafter, at any time that availability under the Facility is less than $15,000,000, the Company must maintain a fixed charge coverage ratio of at least 1.0:1.0 until availability is greater than or equal to $15,000,000 for a period of 30 consecutive days.

The definitive documentation will contain customary events of default.

All obligations under the Facility will be (a) unconditionally guaranteed by the all of the Company’s existing and future U.S. subsidiaries (other than the Michigan joint venture and its direct and indirect subsidiaries) (the “Guarantors”) and (b) are secured by (i) a first priority perfected lien (subject to certain exceptions) in substantially all of the Company’s and Guarantors’ present and after acquired inventory, accounts receivable, specified mixer trucks, deposit accounts, securities accounts, general intangibles (other than intellectual property and equity in subsidiaries), instruments and documents and all proceeds and products of the foregoing and (ii)  a perfected second priority lien  (subject to certain exceptions) on substantially all other present and after acquired property (including, without limitation, material owned real estate).

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Commitment Letter dated as of July 27, 2010, by and among U.S. Concrete, Inc., JPMorgan Securities Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. CONCRETE, INC.

Date: July 27, 2010	By:	/s/ Michael W. Harlan
Michael W. Harlan
President and Chief Executive Officer